Ruddick Reports Fourth Quarter and Year End Results for Fiscal 2001

CHARLOTTE, N.C.--Oct. 30, 2001--Ruddick Corporation (NYSE:RDK) today reported that unaudited consolidated sales for the fourth quarter of the fiscal year ended September 30, 2001 decreased by 7.0% to $627.6 million from $674.6 million in the fourth quarter of fiscal year 2000. Consolidated sales for the fiscal year 2001 increased by 1.9% to $2.74 billion from $2.69 billion for the fiscal year 2000.

The decline in sales during the quarter reflected the continuation of weak business conditions at American & Efird (A&E), the Company's textile subsidiary, as well as the sale of 26 Harris Teeter retail grocery stores in non-core markets completed on July 9, 2001.

Net income in the fourth quarter of fiscal 2001 of $12.2 million was 1.8% higher than the fourth quarter of fiscal 2000. Diluted earnings per share of $.26 in the fourth quarter of fiscal 2001 were the same as last year and equaled the consensus of analyst estimates as reported by First Call. The increase in net income for the fourth quarter of fiscal 2001 reflected primarily lower costs of interest and income taxes while a significant increase in operating profit at Harris Teeter, the regional supermarket subsidiary, was offset by reduced operating profit at A&E, the industrial thread subsidiary.

For fiscal year 2001, as previously disclosed, the Company incurred in the third quarter non-recurring charges of $45.0 million, or $27.4 million after net tax benefits of $17.6 million, related to the sale of 26 Harris Teeter stores in certain non-core markets. The stores sold included 14 stores in Georgia -- Atlanta and Athens and 12 stores in South Carolina -- Greenville, Spartanburg, Myrtle Beach, Litchfield and Columbia. The charge reflected the excess of the net book value of leasehold improvements and equipment over the net proceeds, which proceeds included cash received in consideration for assignments of leases and leasehold improvements and sale of equipment less the expenses associated with the transactions including costs for severance and inventory liquidation. The Company also recorded a non-recurring charge in the fiscal 2001 third quarter of $2.1 million, or $1.3 million after net tax benefits relating primarily to the impairment of an A&E spinning facility which has been closed. Additionally, as previously disclosed, the Company recorded a non-recurring income tax charge of $20 million in the 2001 second fiscal quarter to reflect the terms of settlement with the Internal Revenue Service for tax exposure primarily related to the disallowance of deductions for its corporate owned life insurance (COLI) policy loan interest and administrative fees for all years of the insurance program.

Including these non-recurring charges for the fiscal year 2001, the Company incurred a consolidated net loss of $.7 million or $.02 per share. Consolidated net income excluding the non-recurring charges declined 6.0% to $47.9 million, or $1.03 per diluted share, from $51.0 million, or $1.10 per diluted share last year.

In the fourth fiscal quarter of 2001 Harris Teeter's sales decreased by 5.1% to $553.8 million as compared to the prior year quarter reflecting primarily the displaced sales of 26 divested stores partially offset by the growth in sales in new and existing stores. Harris Teeter's sales for the fiscal year 2001 grew by 3.6% to $2.42 billion. Comparable store sales increased by 2.53% in the fourth fiscal quarter of 2001 as compared to 1.15% in the fourth quarter of fiscal 2000 (excluding the divested stores). Comparable store sales for the fiscal year 2001 excluding the divested stores increased by 2.84% as compared to 1.28% in fiscal 2000.

Harris Teeter's operating profit of $21.4 million in the fourth quarter of fiscal 2001 increased 53.6% from $13.9 million in the fourth quarter of fiscal 2000. Harris Teeter's operating margin on sales improved to 3.86% in the fourth quarter of fiscal 2001 as compared to 2.38% in the comparable prior year period. Annual operating profit for fiscal 2001 before non-recurring charges grew by 29.9% to $76.8 million from $59.1 million in fiscal 2000. Operating margin on sales excluding non-recurring charges improved to 3.18% in fiscal 2001 from 2.54% in fiscal 2000.

Thomas W. Dickson, President of Ruddick, stated that "We continue to be pleased with the improvement in operating profit and comparable stores sales growth at Harris Teeter. Significant improvements have been achieved in reducing waste and improving operating efficiencies. The comparable stores sales growth reflects effective merchandising programs in a very competitive environment. We believe the results for the quarter demonstrated the positive impact of the strategic sale of the 26 stores in non-core markets. We continue to believe that the sale of the stores will enable the company to concentrate on core markets which have a greater potential for return on investment over the long-term."

Harris Teeter opened eight new stores and one replacement store during the year and closed 28 stores, including the 26 discussed earlier. At 2001 year-end, 137 stores were in operation, compared to 156 at the end of fiscal 2000. Eleven new stores are planned for opening in fiscal 2002.

In the fourth fiscal quarter of 2001, American & Efird continued to experience sluggish sales and very competitive conditions primarily due to the slowdown in consumer spending in the U.S. and increased apparel imports. Sales for the fourth quarter of 2001 of $73.8 million decreased 19.1% compared to $91.2 million in the comparable period in fiscal 2000. Full year sales decreased by 9.1%, from $359.2 million in fiscal 2000 to $326.5 million in fiscal 2001.

A&E's operating profit declined by 80.7% from $11.6 million in the fourth quarter of fiscal 2000 to $2.2 million in the fourth quarter this year, reflecting lower production volumes and competitive price pressures. For the year, operating profit before non-recurring charges decreased by 50.0% from $47.5 million in fiscal 2000 to $23.7 million in fiscal 2001. The operating margin on sales decreased as well, to 3.0% in the fourth quarter of fiscal 2001 from 12.7% in the fourth quarter of 2000. For the year, the operating margin before non-recurring charges fell from 13.2% in fiscal 2000 to 7.3% in fiscal 2001.

The global economic downturn and weak retail demand in the U.S. and abroad produced weakness across all A&E product segments. "Weak demand for apparel and home furnishings in the U.S. also affected our sales to foreign manufacturers. Foreign sales declined 12% and accounted for approximately 42% of total A&E sales in the fourth quarter," stated Dickson.

A&E implemented a number of cost containment measures throughout the fiscal year resulting in lower inventory, reduced capital expenditures and lower expenses and materials costs. A&E idled finishing capacity, converted seven day spinning operations to five days and adjusted its workforce accordingly. A&E also consolidated its New York Service Center into its Philadelphia Service Center.

Dickson stated "A&E continues to focus on increasing its market share in certain countries outside the U.S. where its customers are now manufacturing apparel. During the quarter A&E completed construction of a new dyehouse facility in Southern China and has already begun sample production." Dickson added that "While we were disappointed with the results for A&E, they must be viewed in the context of the very difficult economic environment. The slowdown in the textile sector has continued to worsen throughout the quarter and has adversely impacted our customers. We continue to make efforts to position the company to benefit when economic conditions improve."

During the fourth quarter of fiscal 2001, depreciation and amortization for Ruddick Corporation totaled $17.9 million and capital expenditures totaled $21.3 million. During the quarter Harris Teeter spent $18.6 million in capital expenditures, down from the $24.6 million it spent in the fourth quarter last year. During fiscal 2001, annual capital expenditures by Harris Teeter were $68.5 million, or $30.4 million below the prior year. A&E's capital expenditures in the fourth quarter were $2.6 million and $19.2 million for the entire year, which includes the new China facility. A&E's capital spending in fiscal 2001 was slightly below the fiscal 2000 amount. Harris Teeter and A&E anticipate capital spending of approximately $74 million and $8 million, respectively in fiscal 2002.

The reduction in capital spending reflects the Company's efforts to respond to changing economic conditions. In the fiscal year ended September 30, 2001, the Company reduced its net debt by $95 million.

As Ruddick looks forward to fiscal 2002, management remains cautious in its expectations and believes any earnings improvement will be difficult in the present economic environment. Throughout fiscal 2001, the declining profitability of A&E has been largely offset by improvements at Harris Teeter. While the performance of Harris Teeter has been encouraging, the economic conditions in the textile industry have continued to worsen throughout the year and remain very difficult. A&E will find it difficult to generate profitability in the absence of a more favorable economic climate.

This news release contains forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future adverse tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's capital expenditures and store openings and closings; the extent and speed of the successful execution of strategic initiatives designed to increase sales and profitability in each of the operating companies.

Ruddick Corporation is a holding company which operates two subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread.

Selected information regarding Ruddick Corporation and its subsidiaries is attached.

For more information on Ruddick Corporation, visit our web site at: http://www.ruddickcorp.com.

RUDDICK CORPORATION
SUMMARY OF SALES AND EARNINGS
(Unaudited)
(in thousands)

	Quarter Ended		Twelve Months Ended
	September 30,	October 1,	September 30,	October 1,
	2001	2000	2001	2000
Net Sales
American & Efird	$73,782	$91,242	$326,491	$359,183
Harris Teeter	553,795	583,338	2,416,799	2,332,908
Total	627,577	674,580	2,743,290	2,692,091

Gross Profit
American & Efird	16,185	25,841	82,600	103,885
Harris Teeter	161,636	162,539	679,385	648,695
Total	177,821	188,380	761,985	752,580

Operating Profit
American & Efird	2,230	11,572	23,740	47,478
Harris Teeter	21,359	13,909	76,837	59,146
Non-Recurring charges	-	-	(47,140)	-
Total	23,589	25,481	53,437	106,624

Other Costs and Deductions
Interest expense, net	2,726	3,945	13,946	15,487
Other expense, net	1,398	1,008	7,120	5,861
Minority interest	278	372	1,358	883
Total	4,402	5,325	22,424	22,231

Income before taxes	19,187	20,156	31,013	84,393
Taxes*	6,983	8,162	31,740	33,391
Net income	$12,204	$11,994	($727)	$51,002
Earnings Per Share - Basic	$.26	$.26	($.02)	$1.10
Weighted Average Number of Basic Shares Outstanding	46,311	46,217	46,276	46,274
Earnings Per Share - diluted	$.26	$.26	($.02)	$1.10
Weighted Average Number of Diluted shares Outstanding	46,501	46,251	46,388	46,350

*Twelve months ended September 30, 2001 includes a tax benefit of ($18,485) related to non-recurring charges and additional taxes of $20,000 on IRS settlement of company owned life insurance.

RUDDICK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	September 30,	October 1,
	2001	2000

ASSETS
Current assets
  Cash and temporary cash investments
	$34,901	$9,527
Accounts receivable, net	60,712	73,889
Inventories	212,467	248,623
Other	33,171	31,205
Total current assets	341,251	363,244
Property, net of accumulated depreciation	527,956	580,529
Investments and other assets	70,781	77,245
Total Assets	$939,988	$1,021,018

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities

Notes payable	$1,964	$800
Current portion of long-term debt	676	2,944
Accounts payable and accrued expenses	234,047	208,634
Income taxes payable	4,242	17,983
Total current liabilities	240,929	230,361
Long-term debt	156,437	224,996
Deferred income taxes and liabilities	88,663	84,198
Minority interest	8,606	8,458
Shareholders' equity	445,353	473,005
Total Liabilities and Equity	$939,988	$1,021,018

RUDDICK CORPORATION
OPERATING STATISTICS*
September 30, 2001
(Dollars in millions)

4th Quarter 2001	American & Efird	Harris Teeter	Consolidated Ruddick Corporation

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	$6.3	$34.6	$39.8
Depreciation and amortization	4.3	13.3	17.9
Capital expenditures	2.6	18.6	21.3
Working capital increase (decrease)	(11.9)	(8.8)	8.9
Total assets	291.4	669.1	940.0
Capital employed+	208.3	354.2	611.1
Stores in operation	n/a	137	137

Year to Date

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$40.0	$91.1	$125.2
Depreciation and amortization	19.7	59.3	80.3
Capital expenditures	19.2	68.5	87.7
Working capital increase (decrease)	(10.8)	(61.5)	(32.6)
Total assets	291.4	669.1	940.0
Capital employed+	208.3	354.2	611.1
Stores in operation	n/a	137	137

*Due to the activities of Ruddick's corporate headquarters, the operating statistics by subsidiary are not additive.

+Long-term debt including current portion, capital leases, minority interests and shareholders- equity.

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